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                                                                     EXHIBIT 2.1

                            DATED: OCTOBER 4th, 2002




                              SHARE SALE AGREEMENT

                                     BETWEEN

                          CONSOLIDATED WATER CO. LTD.

                                       AND

                   WILLIAM T. ANDREWS AND MARGARET D. ANDREWS




                       CHARLES ADAMS, RITCHIE & DUCKWORTH
                                  ZEPHYR HOUSE
                                 P.O. BOX 709 GT
                                   MARY STREET
                                  GRAND CAYMAN
                                 CAYMAN ISLANDS


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                                       1

                              SHARE SALE AGREEMENT

THIS SHARE SALE AGREEMENT is made this 4th day of October 2002

BETWEEN:

(1) CONSOLIDATED WATER CO. LTD., formerly Cayman Water Company Limited, of Trafalgar Place, West Bay Road, P.O. Box 1114 GT, Grand Cayman (hereinafter "the Purchaser") of the first part; and

(2) WILLIAM T. ANDREWS and MARGARET D. ANDREWS of 12 Chapel Road, Paget, PG 02, Bermuda (the "Vendors") of the second part.

WHEREAS:

The Purchaser wishes to acquire the entire issued share capital of DesalCo Limited (which owns the entire issued share capital of DesalCo (Barbados) Ltd.) from the Vendors on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.       INTERPRETATION

         1.1. In this Agreement the following words and expressions have the following meanings (save where (1) expressly otherwise provided or (2) the Agreement otherwise requires):

                  "Affiliates" means at any time with respect to a person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person;

                  "BACO" means Bacardi & Company Limited, a company incorporated in Vaduz, Liechtenstein, with its principal offices at the Bacardi plant situate at Millar Road, Nassau, Bahamas;

                  "Binder Volumes" means the files of documents referred to in clause 5 of Schedule 2, the indexes of which have been marked and initialed by way of confirmation of the contents of such files;

                  "Business Day" means a day on which class A licensed banks are open for business in the Cayman Islands;

                  "Business" means the business of the design, bidding, supplying, installation, management and/or operation of seawater desalination plants in the Caribbean Basin;

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                  "Caribbean Basin" shall have the meaning as set out in
                  Schedule 5;

                  "Company" means DesalCo Limited, formerly Sea Conversion Technology Ltd., the registered office of which is c/o Campbell Corporate Services Limited, 4th floor, Scotiabank Building, P.O. Box 884GT, Grand Cayman, Cayman Islands;

                  "Company's Auditors" means Deloitte & Touche, Bermuda;

                  "Completion" means completion of the sale and purchase of the Shares;

                  "Deed of Release" means the deed in the form set out in
                  Schedule 3;

                  "DesalCo Group" means the Company and DesalCo (Barbados) Ltd. together or, where the context requires, either of them individually;

                  "Disclosure Letter" means the letter dated the date hereof written by or on behalf of the Vendors to the Purchaser and signed by the Vendors;

                  "DWEER Distributorship Agreement" means the Agreement the form of which is attached as Schedule 6 dated 24th September, 2002 between the Company and DWEER-Tech;

                  "DWEER-Tech" means DWEER Technology Ltd., a Cayman Islands exempted company, owned by the Vendors;

                  "DWEER Transfer Agreement" means the Agreement for the sale of the business of designing, developing, manufacturing, marketing and selling DWEER Products and the patents, patent applications and other intellectual property relating to DWEER products dated 11th April, 2002 between the Company and DWEER-Tech, as amended and restated as the Amended and Restated Agreement for the sale of the business of designing, developing, manufacturing, marketing and selling DWEER Products and the patents, patent applications and other intellectual property relating to DWEER products and Associated Technology on 24th September, 2002, the form of which is attached hereto as Schedule 7;

                  "Engineering Services Agreement" means the agreement in the form attached as Schedule 8 to be entered into by the Company and DWEER Technology Ltd.;

                  "the LT Investments" means the amount of US$1,571,131 representing the value of the Company's investments in WCL, OCC and OCBVI as set out in Schedule 1, and Note 5 of the Last Accounts of the Company;

                  "the Licences" means A Licence to Produce Water from Seawater provided to Ocean Conversion (Cayman) Limited by the Government of


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                                       3

                  the Cayman Islands dated April 25, 1994, a Licence to Produce and Supply Potable Water from Seawater provided to Ocean Conversion (Cayman) Ltd. by the Government of the Cayman Islands dated June 18, 1997 and a Licence to Produce and Supply Water from Seawater provided to Ocean Conversion (Cayman) Ltd. by the Government of the Cayman Islands dated December 31, 2001, all as amended;

                  "TCF/NAMF Agreement" means the Share Sale Agreement between the Purchaser and North-American Mortgage & Finance Corporation (hereinafter "NAMF") and Transcontinental Finance Corporation Limited (hereinafter "TCP") of even date, a copy of which (excluding Schedule 5 thereto) is attached as
                  Schedule 9;

                  "Last Accounts" means the audited accounts of the DesalCo Group as at June 30th, 2002;

                  "Last Accounts Date" means June 30th, 2002;

                  "Purchase Price" means the consideration payable by the Purchaser to the Vendors as calculated pursuant to clause 3.1;

                  "Shares" means the issued shares of the Company held by the Vendors as set out in Schedule 1;

                  "Warranties" means the warranties and representations by the Vendors in clause 6;

                  "Water Supply Companies" means the companies listed in
                  Schedule 1 and "Water Supply Company" shall be construed accordingly. With the exception of the Company, the individual Water Supply Companies shall be referred to in this Agreement by the initials appearing next to their names in Schedule 1;

                  "WCL JV Agreement" means the Joint Venture Agreement, dated 10th November, 1995, between the Company and BACO;

         1.2. All references in this Agreement to a statutory provision shall be construed as including references to:

                  1.2.1 Any statutory modification, consolidation or re-enactment thereof being in force at Completion;

                  1.2.2. All statutory instruments or orders made pursuant to such statutory provision; and

                  1.2.3. Any statutory provisions of which such statutory provision is a consolidation, re-enactment or modification.


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         1.3.     Any reference in this Agreement to the Vendors (or either of them) includes their respective personal representatives.

         1.4. In this Agreement any word or expression that imports any gender shall include all genders and the singular shall include the plural and vice versa.

         1.5. Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision.

         1.6. The schedules hereto form part of this Agreement and shall have effect as if set out herein. Any reference to this or the "Agreement" (whether in this Agreement or in the schedules hereto) shall include both this Agreement and the schedules hereto.

2.       AGREEMENT FOR SALE

         Subject to the terms and conditions of this Agreement, the Vendors shall sell as beneficial owners and the Purchaser shall purchase the Shares, free from all liens, charges and encumbrances and with all rights attaching to them, with effect from Completion.

3.       PURCHASE CONSIDERATION

         3.1 The Purchase Price for the Shares shall be *, subject to adjustment pursuant to clauses 3.2 to 3.5 inclusive in the order that such clauses are set out below;

         3.2 The purchase price of * provided for in clause 3.1 shall be adjusted (by increasing if the amount is positive or decreasing if the amount is negative the same as necessary) by an amount (if any) equal to "Total Current Assets of DesalCo Group" minus "Total Current Liabilities of DesalCo Group" as at the end of the calendar month immediately prior to Completion. "Total Current Assets of DesalCo Group" and "Total Current Liabilities of DesalCo Group" shall be determined from the consolidated balance sheet of the DesalCo Group as at the end of the calendar month immediately prior to Completion. These amounts shall be as agreed by the parties and in the absence of agreement reached five Business Days prior to Completion shall be determined at the expense of the Purchaser by the Company's Auditors.

         3.3 The purchase price of * provided for in clause 3.1 as adjusted by clause 3.2 shall be further adjusted (by increasing if the amount is positive or decreasing if the amount is negative the same as necessary) by an amount equal to:

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* Omitted pursuant to a request for confidential treatment.

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                                       5

                  (i) 9.09% of "Actual Gross Equity of OCC" minus "Calculated Gross Equity of OCC" as at the end of the calendar month immediately prior to Completion; and

                  (ii) 7.14% of "Actual Gross Equity of OCBVI" minus "Calculated Gross Equity of OCBVI" as at the end of the calendar month immediately prior to Completion.

                  "Actual Gross Equity of OCC", "Calculated Gross Equity of OCC", "Actual Gross Equity of OCBVI" and "Calculated Gross Equity of OCBVI" shall have the meanings as defined in the TCF/NAMF Agreement.

         3.4 The parties agree that the purchase price of * provided for in clause 3.1 as adjusted by clause 3.2 and clause 3.3 above is based on the assumption that the business of the Water Supply Companies (excluding for the purposes of this clause only, WCL), shall, from the end of the calendar month immediately prior to Completion until the date of Completion, be conducted and operated in its usual and normal manner and that they do not suffer or incur any extraordinary, non-recurring or unusual losses or expenses or make any dividend payments. To the extent that such losses or expenses are incurred or dividends paid during the period aforementioned, the purchase price of * provided for in clause 3.1 as adjusted by clause
                  3.2 and clause 3.3 above shall be decreased as follows:


                  (a) to the full extent of the impact of such event on shareholders' equity of the DesalCo Group during the period aforementioned. Shareholders' equity of the DesalCo Group shall be as agreed by the parties and in the absence of agreement shall be determined in accordance with the following provisions hereof; and

                  (b) by 7.14% of the impact of such event on Actual Gross Equity of OCBVI during the period aforementioned as determined under the TCF/NAMF Agreement; and


                  (c) by 9.09% of the impact of such event on Actual Gross Equity of OCC during the period aforementioned as determined under the TCF/NAMF Agreement.

                  In the absence of agreement under sub-clause (a) above or determination of Actual Gross Equity of OCBVI or Actual Gross Equity of OCC under the TCF/NAMF Agreement by or on Completion the Purchaser may retain such amount of the Purchase Price as is reasonable and following Completion the amount of the decrease in the Purchase Price shall be determined as soon as reasonably possible at the expense of the Purchaser (i) by the Company's auditors (in the case of a reduction under sub-clause


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* Omitted pursuant to a request for confidential treatment.
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                                       6

                  (a) above) or (ii) under the TCF/NAMF Agreement (in the case of a deduction pursuant to sub-clause (b) or (c) above). Within five (5) working days of such determination, in the event that the amount so retained exceeds the amount so determined the difference shall be paid by the Purchaser to the Vendors and in the event that the amount so retained is less than the amount so determined the difference shall be paid by the Vendors to the Purchaser.

         3.5 The Purchase Price of * as provided for in clause 3.1, as adjusted by clauses 3.2 to 3.4 (inclusive) above shall be further adjusted by increasing the same by a simple interest factor calculated on the same at the rate of 10% per annum (based on a 365 day year) calculated daily for the period of July 1, 2002 until the date of Completion.

         3.6 The Purchase Price shall be paid, at the option of the Vendors, by way of bankers draft drawn on a Cayman Islands class A licensed bank or wire transfer to such account as the Vendors may designate.

         3.7 In the event that the Purchaser completes the purchase of the shares held by BACO in WCL within 180 days of Completion hereunder, the Vendors agree that they will pay to the Purchaser a sum equal to * minus any lesser amount payable to BACO per share under such sale i.e. *. This clause shall survive Completion.

4.       CONDITIONS PRECEDENT AND RESCISSION

         4.1 Completion is conditional on the following conditions precedent, all of which are for the benefit of the Purchaser:

                  (a)      the contemporaneous completion of the TCF/NAMF
                           Agreement;

                  (b) the execution and exchange of a share purchase agreement between the Purchaser and BACO, in relation to the shares held by BACO in WCL; and

                  (c) the approval in writing of the Governor in Council of the Cayman Islands to the purchase by the Purchaser of the Shares pursuant to the Licences.

                  The Purchaser agrees to use its best efforts to negotiate, execute and exchange a share purchase agreement between the Purchaser and BACO in relation to the shares held by BACO in WCL.

         4.2 If conditions precedent (b) and (c) above are not fulfilled (or, at the option of the Purchaser, waived in writing) or if the TCF/NAMF Agreement is validly rescinded in accordance with the terms thereof by or on October


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* Omitted pursuant to a request for confidential treatment.
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                                       7

                  31, 2002, (or such later date as the parties may in writing agree) this Agreement shall cease to have effect and each party shall have no further claim under it against the other.

         4.3 If condition precedent (a) above is not fulfilled by or on October 31, 2002 (or such later date as the parties may agree in writing) (1) the Purchaser may, provided the non-fulfillment of such condition precedent is due to an act or omission of the Vendors or TCP or NAMF and (2) the Vendors may, provided the non-fulfillment of such condition precedent is due to an act or omission of the Purchaser either:

                  (a) defer Completion not more than 28 days after the due date and the provisions of this clause 4.3, including this sub-clause, shall apply to Completion as so deferred; or

                  (b) in the case of the Purchaser, waive condition precedent (a) and pursue all remedies available to it; or

                  (c) in the case of the Vendors, proceed to Completion so far as practicable (without prejudice to its rights hereunder) and pursue all other remedies available to it as if condition precedent (a) did not exist; or

                  (d) rescind this Agreement in which case this Agreement shall cease to have effect and each party shall have no further claim under it against the other.

5.       COMPLETION

         5.1 Completion shall take place at the offices of the Purchaser's attorneys, Charles Adams, Ritchie & Duckworth, 4th Floor Zephyr House, Mary Street, George Town, Grand Cayman on November 29th, 2002 at 10:00 in the forenoon or such earlier date as the Purchaser may specify after giving five Business Days notice to the Vendors.

         5.2 At Completion, the Vendors shall deliver (or procure the delivery, as the case may be) to the Purchaser of the following:

                  5.2.1 duly completed and signed transfers in favour of the Purchaser of the Shares together with the relevant share certificates;

                  5.2.2    the Deed of Release duly executed by the Vendors;

                  5.2.3 the resignations of all of the directors and officers in the DesalCo Group with a written acknowledgement in such form as the Purchaser may require that such persons (other than the Vendors) have no claim against any company in the DesalCo Group;


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                                       8

                  5.2.4 the resignation of the Vendors as employees in the DesalCo Group;

                  5.2.5 duly completed and executed copies of the Engineering Services Agreement (executed by both the Company and DWEER-Tech) dated as of the day of Completion;

                  5.2.6 the resignation of William T. Andrews as a director and officer of WCL, OCC, and OCBVI with written acknowledgements in such form as the Purchaser may require that he has no claim against WCL, OCC, or OCBVI; and

                  5.2.7 the resignation of employment, or evidence of termination of employment, of Derek M. Woolley as an employee of the Company.

         5.3 At Completion or as soon as practicable thereafter the Vendors shall deliver or make available to the Purchaser:

                  5.3.1 The seals, including any duplicates, and Certificates of Incorporation of the DesalCo Group, and the Certificate of Change of Name of the Company;

                  5.3.2 The statutory books, books of account and records of the DesalCo Group, complete and up to date, all in a method of transmittal reasonably satisfactory to the Purchaser provided that the Vendors may retain and keep copies of all records relating to the sale of the Shares contemplated hereby;

                  5.3.3 The appropriate forms to amend the mandates given by the DesalCo Group to its bankers; and

                  5.3.4 All equipment, furniture, supplies, drawings, software, electronic data, intellectual property and all other rights and assets owned by or under the possession and control of the DesalCo Group whether located at the offices of the Company at the International Centre, 26 Bermudiana Road, Hamilton, Bermuda or at the premises of DSB at Sandy Lane, Barbados or elsewhere.

         5.4 At Completion the Vendors shall repay all monies then owing by them to any of the Water Supply Companies, whether due for payment or not.

         5.5 At or prior to Completion board meetings of the DesalCo Group shall be held (or resolutions passed) at which:

                  5.5.1 Such persons as the Purchaser may nominate shall be appointed additional directors and officers;


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                                       9

                  5.5.2 In relation to the Company, the transfers referred to in clauses 5.2.1 shall be approved;

                  5.5.3 In relation to the Company, the Engineering Services Agreement is approved and execution of the same is authorised;

                  5.5.4 It is confirmed that the DWEER Distributorship Agreement, and the DWEER Transfer Agreement, remain in full force and effect at Completion, without modification from what is attached to this Agreement; and

                  5.5.3    The resignations referred to in clauses 5.2.3 and
                           5.2.4 shall be submitted and accepted.

         5.6 At or prior to Completion the Purchaser shall deliver to the Vendors a copy of a resolution of the board of directors of the Purchaser:

                  5.6.1 approving and authorizing the execution and delivery of this Agreement and all documents related to the transactions contemplated by this Agreement; and

                  5.6.2 appointing William T. Andrews as a director of the Purchaser in Group 1 of its directors, whose current term expires at the annual general meeting of the Purchaser in 2004.

         5.7 On Completion the Purchaser will pay the Purchase Price, in the manner as set out in clause 3.6.

6.       WARRANTIES

         6.1 Subject to all matters or things disclosed in the Disclosure Letter, the Vendors jointly and severally warrant to the Purchaser that, as at the date hereof and, again, as at Completion, the Warranties set out in Schedule 2 are true and accurate in all respects.

         6.2 Each of the Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this Agreement governs or limits the extent or application of any other clause.

         6.3 The rights and remedies of the Purchaser in respect of any breach of the Warranties pursuant to clause 6.1, clause 6.6 or clause 6.8 shall not be affected by Completion, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release.

         6.4 The information in and incorporated in the Disclosure Letter shall be deemed to be disclosed again at Completion.


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                                       10

         6.5 The Vendors shall disclose in writing to the Purchaser any matter or thing (other than those matters or things already disclosed in the Disclosure Letter) which may to the knowledge of the Vendors arise or, regardless of when they occurred, become known to the Vendors after the date hereof and before Completion which is inconsistent with any of the Warranties or which might make any such Warranties inaccurate or misleading at Completion.

         6.6 If the Vendors fail to disclose as required by clause 6.5, the Purchaser's remedy shall be whatever remedies are available to the Purchaser without limitation under this Agreement or otherwise.

         6.7 In the event of any of such matters or things as are mentioned in clause 6.5 above being disclosed to the Purchaser before Completion then, if the aggregate effect of such matters or things are such that the Business of the DesalCo Group is materially and adversely affected, the Purchaser may, prior to Completion, rescind this Agreement by notice in writing to the Vendors. For the purposes of this clause 6.7, the Business of the DesalCo Group shall be deemed to be materially and adversely affected if the Purchaser, had it known of such matters or things, might reasonably have been expected to reduce the Purchase Price by * or more. Upon such rescission this Agreement shall cease to have effect and each party shall have no further claim under it against the other. Other than as provided for in this Agreement, the Purchaser shall not be entitled to rescind this Agreement.

         6.8 For the avoidance of doubt and notwithstanding the provisions of clause 6.7 above, in the event of any such matters or things as are mentioned in clause 6.5 being disclosed to the Purchaser before Completion:

                  (i) which do not give rise to the Purchaser's option of recission pursuant to clause 6.7; or

                  (ii) which do give rise to such option but the Purchaser does not elect to exercise such option;

                  the Purchaser shall be entitled to claim damages for breach of the terms of this Agreement.

         6.9 The Purchaser shall not be entitled to exercise its rights of rescission under clause 6.7 without first giving the Vendors seven days in which to remedy such matter or thing to the reasonable satisfaction of the Purchaser and, if necessary, the date set for Completion shall be deferred to such later date (being no later than the later of (i) seven days from the giving of notice by the Purchaser of his decision to rescind and (ii) the date on which Completion would have taken place had the right of rescission not arisen)


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* Omitted pursuant to a request for confidential treatment.
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                                       11

                  as shall give the Vendors the opportunity to remedy the matter or thing to the reasonable satisfaction of the Purchaser.

         6.10 The provisions of Schedule 4 shall operate to limit the liability of the Vendors under and in respect of the provisions of clauses 3.4 and 6 of this Agreement and the Warranties set out in Schedule 2 of this Agreement; provided that, such limitations shall in no way be exclusive limitations and shall not prevent the Vendors or the Purchaser from relying on any other provisions of this Agreement or any legal principle with a view to limiting their liability hereunder.

         6.11 The Purchaser hereby represents and warrants to the Vendors as follows:

                  The Purchaser is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         6.12 The Purchaser acknowledges that it has not entered into this Agreement in reliance upon any warranty, representation or promise other than those set forth in this Agreement.

7.       RESTRICTIVE AGREEMENTS

         7.1 For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Company, each of the Vendors undertakes by way of further consideration for the obligations of the Purchaser under this Agreement as a separate and independent agreement (which shall survive Completion) that they will not, unless performing or required under the Engineering Services Agreement or the DWEER Distributorship Agreement, or acting as a director of the Purchaser or otherwise with the consent of the Purchaser:

                  7.1.1 at any time after Completion disclose to any person, and, where the same is in his possession or control, shall use his best endeavours to prevent the publication or disclosure, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, of any information concerning the business, accounts or finances of any Water Supply Company or any of its clients' or


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                                       12

                           customers' transactions or affairs, which may, or may have, come to his knowledge;

                  7.1.2 for a period of seven years after Completion either on his own account or for any other person directly or indirectly endeavour to entice away from employment with any Water Supply Company or the Purchaser any person who to his knowledge is now or has preceding the date of this Agreement been an employee of any Water Supply Company or the Purchaser save for Donna Stamper and Tina DeSilva whom the Vendors may employ from a date no earlier than 6 months after Completion or such earlier date as the Purchaser may agree to in writing;

                  7.1.3 for a period of seven years after Completion, without the Purchaser's prior written consent, either alone or jointly with or as manager, agent for or employee of or consultant to any person, directly or indirectly carry on or be engaged or concerned or interested in the Business (other than as a holder of (1) less than 5 percent of any class of shares or debentures of any person listed on any stock exchange which is directly or indirectly engaged or concerned or interested in the Business or (2) any interest in any pooled investment vehicle over which Vendors do not exercise control).

8.       DWEER TECHNOLOGY

         After Completion the Purchaser agrees that it will cause the Company to maintain the DWEER Transfer Agreement in full force and effect, and undertakes to ensure that the Company completes the transfer of technology and fulfils its other obligations as set out therein. The Purchaser agrees that this Share Sale Agreement creates no relationship with DWEER-Tech and does not allow the Purchaser to make any claims against DWEER-Tech under this Share Sale Agreement.

9.       GENERAL

         9.1 Subject to the terms of any confidentiality agreements binding on the Purchaser, except as provided herein, and where necessary for Completion by disclosing the minimum amount of information necessary, no announcement of any kind shall be made with respect to the subject matter of this Agreement unless specifically agreed in writing between the parties. Subject to the terms of any confidentiality agreements binding on the Purchaser the Vendors agree that the Purchaser may, without any prior notice or consultation with the Vendors, make such announcements and disclosures as may be required pursuant to the relevant laws, rules or regulations relating to the listing or offering of the Purchaser's shares on the NASDAQ Exchange. This clause shall survive Completion.


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                                       13

         9.2 If this Agreement ceases to have effect the Purchaser will release and return to the Vendors all documents provided to the Purchaser or its advisers in connection with this Agreement and will not use, disclose or make available to any other person any information which it or its advisers have been given in respect of any DesalCo Group company and which is not in the public domain.

         9.3 This Agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, none of the rights of the parties under this Agreement or the Warranties may be assigned or transferred. Notwithstanding the aforesaid, the Vendors agree that, if they are requested to do so by the Purchaser, they will procure that the Company take title, at the expense of the Purchaser, to the shares held by NAMF in OCBVI pursuant to the terms of the TCF/NAMF Agreement, provided that the Company shall not incur any liability from doing so and, in so far as the Company does incur any liability from doing so, the Purchaser shall fully and effectively indemnify the Company in respect of such liability for so long as the Company is owned by the Vendors.

         9.4 Save as otherwise agreed in writing or provided herein, all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this Agreement shall be borne solely by the party who incurred the liability.

         9.5 Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between or on behalf of the Vendors and the Purchaser be substituted for them.

         9.6 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be served by delivering the same by hand or by sending the same by facsimile or reputable courier service and shall be deemed given, if sent by hand, when delivered, if sent by facsimile, upon the date stated in the transmission report or, if sent by courier service, on delivery by the relevant courier service, in each case, to the address set out below or such other address as is notified by the relevant person from time to time, provided that a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt shall only be deemed to be given on the next working day in that place:

                  (a)      if to the Purchaser,

                           Consolidated Water Co. Ltd.
                           Trafalgar Place
                           West Bay Road

                           P.O. Box 1114 GT
                           Grand Cayman
                           Facsimile:+1 (345) 949-2947

                  (b)      if to the Vendors,

                           William T. Andrews and Margaret D. Andrews
                           12 Chapel Road
                           Paget, PG 02
                           Bermuda
                           Facsimile No: +1 (441) 236-0647

         9.7 If any of the provisions of this Agreement is found by any Court or any other competent authority to be void or unenforceable, that provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing, the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

         9.8 This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the parties with respect hereto, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

         9.9 Each party acknowledges that in entering into this Agreement it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties, or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

         9.10 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

10.      GOVERNING LAW AND JURISDICTION

         10.1 This Agreement is governed by and shall be construed in accordance with the laws of the Cayman Islands.

         10.2 The parties hereto agree that the Courts of the Cayman Islands shall have the jurisdiction to settle any disputes that may arise in connection with this Agreement and that any judgement or order of a Cayman Islands Court in connection with this Agreement is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This clause shall not limit the right of either party hereto to bring proceedings against the other party in connection with this Agreement in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

         10.3 The parties hereto waive any objection which they may have to the courts of the Cayman Islands on the grounds of venue or forum non-conveniens or any similar grounds as regards proceedings in connection with this Agreement and they consent to service of process by mail or by any other manner permitted by the relevant law.

         10.4 Without prejudice of the rights of the Purchaser to employ any method of service permitted by Cayman Islands Law, the Vendors hereby irrevocably appoint Campbells, Attorneys-at-Law, as their authorised agent for service of process in the Cayman Islands. Any claim, form, writ, summons, judgement or other notice of legal process shall be sufficiently served on the Vendors if delivered to that agent at its address for the time being. The Vendors shall not revoke the authority of that agent. If for any reason that such agent no longer serves as agent of the Vendors to receive service of process, the Vendors shall promptly appoint another such agent and immediately advise the Purchaser of that appointment.

AS WITNESS WHEREOF the parties hereto have set their hands the date first above written.

SIGNED for and on behalf of            )
Consolidated Water Co. Ltd.            )
by                                     )
in the presence of:                    )
                                       )
                                       )
/s/ Richard L. Finlay                  )   /s/ Jeffrey M. Parker
------------------------------------   )   ------------------------------------
Witness



SIGNED by the Vendors                  )   /s/ W. T. Andrews
in the presence of:                    )   ------------------------------------
                                       )   William T. Andrews
                                       )
                                       )
                                       )
/s/ Donna Stamper                      )   /s/ Margaret D. Andrews
------------------------------------   )   ------------------------------------
Witness                                    Margaret D. Andrews

         95 South Road
         Page 1 - PG03
         Bermuda